GULFSTREAM                                             EXHIBIT 99.2


                         Contact:   Tricia Bergeron
                                    Vice President Corporate
                                    Communications and Investor Relations
                                    Gulfstream Aerospace Corporation
                                    (912) 965-3700



           GULFSTREAM REPORTS RECORD 4TH QUARTER AND 1997 RESULTS

              COMPANY EXPECTS 1998 EARNINGS PER SHARE OF $2.85
        ------------------------------------------------------------

     SAVANNAH, GA, FEBRUARY 10, 1998 -- Gulfstream Aerospace Corporation (NYSE: GAC) today reported record sales and earnings for the fourth quarter and full year ending December 31, 1997. Revenues for the fourth quarter were $540.9 million, up 68% from revenues of $321.2 million in the 1996 fourth quarter. Net income for the 1997 quarter was $44.4 million, over three times the reported net income of $14.4 million in the 1996 fourth quarter. Gulfstream became a taxpayer for financial reporting purposes in the 1997 fourth quarter. Diluted fully-taxed earnings per share for the 1997 fourth quarter were $0.58, five times comparable pro forma fully taxed earnings per share of $0.11 in the 1996 fourth quarter.

     For the year ended December 31, 1997, Gulfstream reported revenues of $1.9 billion, up 79% from revenues of $1.06 billion in 1996. Net income for 1997 was a record $243.0 million, including a one-time, non-cash income tax benefit of $65 million from the release of Gulfstream's deferred tax valuation allowance, compared to net income of $47.0 million in 1996. On a pro forma fully taxed basis, diluted earnings per share of $1.68 in 1997 was more than four times the $0.37 in 1996.

     The Company ended the year with a firm contract backlog of 88 aircraft, representing approximately $2.8 billion in future revenues. In 1997, the Company delivered 51 aircraft (22 Gulfstream IV-SPs and 29 Gulfstream Vs) compared to 27 aircraft (24 GIV-SPs and 3 GVs) in 1996.

     "Gulfstream delivered excellent growth and financial performance in 1997, as strong demand continues for both the GIV and GV," said Chairman Theodore J. Forstmann. "As of year-end, we had sold 81 GVs with 32 delivered to customers. We are co-producing GIVs and GVs, and are now well ahead of our target to increase annual production to 60 planes by 1999."

     Based on increasing aircraft production and improving margins, Gulfstream now expects 1998 diluted earnings per share of approximately $2.85. The Company also expects diluted EPS to increase 15% per year in 1999 and 2000.

     On January 5, 1997, Gulfstream announced its intention to repurchase up to $200 million of its common stock from time to time in the open market or through private transactions. To date, the Company has purchased 2,485,000 shares valued at approximately $75 million.

     In the 1997 fourth quarter, Gulfstream delivered 14 aircraft (6 GIV-SPs and 8 GVs) vs. 7 aircraft (4 GIV-SPs and 3 GVs) in the fourth quarter of 1996. Gross margin (excluding pre-owned aircraft which generally are sold at break-even levels) was 22.0% of revenues in the 1997 quarter vs. 22.1% of revenues in the 1996 quarter. Gross margin was up from 19.3% in the third quarter of 1997 and 18.2% in the second quarter, reflecting continuing productivity in GV production. As Gulfstream continues to realize increased manufacturing efficiencies, gross margin is expected to continue to improve.

     Founded in 1958, Gulfstream Aerospace is the leading designer, developer, manufacturer and marketer of the world's most technologically advanced intercontinental business jet aircraft. The company has produced more than 1,000 aircraft for customers around the world. Gulfstream offers a range of aircraft products and services to meet the aviation needs of its customers, including the Gulfstream IV-SP, the ultra-long range Gulfstream V, Gulfstream SharesSM (fractional ownership interests in Gulfstream IV-SPs), Gulfstream Financial Services and pre-owned Gulfstream aircraft.

Note To Editors -- See Financial Table Attached

This press release includes forward looking statements including earnings targets for 1998 and beyond, as well as some of the underlying assumptions, such as aircraft deliveries and margin improvements. These forward looking statements are subject to risks and uncertainties. Actual results might differ materially from those projected in the forward looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward looking statements is contained in Exhibit 99 to a Form 8-K that has been filed with the Securities and Exchange Commission.

                                   # # #



                      GULFSTREAM AEROSPACE CORPORATION
                   ($ in millions, except per share data)

                 CONDENSED STATEMENT OF INCOME INFORMATION
                 -----------------------------------------

                                               QUARTER ENDED                  YEAR ENDED
                                                DECEMBER 31,                 DECEMBER 31,
                                          -------------------------   ----------------------------
                                             1997          1996          1997            1996
                                             ----          ----          ----            ----
                                                (Unaudited)

Net revenues                                $ 540.9       $ 321.2      $1,903.5         $1,063.7
Gross profit                                  108.4          59.3         346.0            224.5
Income from operations                         75.5          18.5         228.7             50.3
Net income (FN1)                               44.4          14.4         243.0             47.0
Earnings per share: (FN2)
    Net income per share - basic                .60           .20          3.28              .64
    Net income per share - diluted          $   .58       $   .18       $  3.12        $     .60

Pro forma (fully taxed) net income
    per share - diluted(FN3)                $   .58       $   .11       $  1.68        $     .37

Aircraft orders                                  13            12            46               65

Aircraft deliveries (in units):
    Green - GIV-SP                                6             4            22               24
    Green - GV                                    8             3            29                3
    Completion                                   11            10            26               27
    Pre-owned aircraft                            2             6            14               16

                    CONDENSED BALANCE SHEET INFORMATION
                    -----------------------------------

                                                              DECEMBER 31,          DECEMBER 31,
                                                                  1997                  1996
                                                                  ----                  ----

Cash and cash equivalents                                         $   306.5           $    233.2
Inventories                                                           629.9                655.2
Total current assets                                                1,158.7              1,033.7
Customer deposits                                                     634.5                744.0
Long-term debt                                                        380.0                400.0
Total stockholders' equity                                        $    92.8           $   (188.8)

----------------------

1) As a result of numerous factors, including, but not limited to the Company's recent earnings trends and the size of its contractual backlog, the Company determined that its net deferred tax asset was more likely than not to be realized, and, in the quarter ending September 30, 1997, released its deferred tax valuation allowance, totaling $94.2 million. Of this amount, $29.4 million related to the exercise of stock options and was credited to additional paid-in capital and $64.8 million was recorded as a one-time, non-cash income tax benefit. In the quarter ended December 31, 1997, the Company recorded an income tax provision based on an estimated effective tax rate of 37.5%.

(2) In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128. Earnings per Share, which simplifies the standards for computing earnings per share (EPS) information and makes the computation comparable to international EPS standards. SFAS No. 128 replaces the presentation of "primary" (and when required "fully diluted") EPS with a presentation of "basic" and "diluted" EPS. Basic EPS is computed based on net income divided by the weighted average common shares outstanding. Diluted EPS is computed by dividing net income by the weighted average common shares outstanding plus the incremental shares that would have been outstanding under stock option plans.

(3) Pro forma (fully taxed) net income per share is presented for the 1996 periods and for the year ended December 31, 1997 assuming an estimated effective tax rate of 37.5%. As discussed above, in the quarter ended December 31, 1997, the Company recorded an income tax provision based on an estimated effective tax rate of 37.5%.